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                                                                  EXHIBIT 10.28

Robert J. Therrien
President and Chief Executive Officer

October 19, 1998

Ellen B. Richstone
67 Bullard Road
Weston, MA 02493

Dear Ellen:

This letter is to confirm our offer for you to join Brooks Automation as our Vice President and Chief Financial Officer. The specifics of our offer are as follows:

RESPONSIBILITIES. As Vice President and Chief Financial Officer, you will report
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directly to me and you will be in charge of all of the typical areas of responsibilities of a CFO, including both the internal accounting, reporting and control functions as well as the external reporting, treasury, banking and investor relations functions. While you, I, and others (i.e. Michael Pippins and Jim Pelusi) will jointly maintain a dialogue with the industry and security analysts, I will be looking to you to take on a leadership role here--i.e. helping to guide and schedule me as to which analysts and investor groups you and I should be speaking with when. Additionally you will have straight line reporting responsibility for Brooks' human resources, legal, information technology (IMS), and tax analysis and reporting functions.

BASE AND BONUS COMPENSATION. Your cash compensation will include a base salary
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of $225,000 per year and you will be a participant in our annual executive bonus program which during profitable years, you can attain 30% of your base salary.
In addition to this potential executive bonus, you will be guaranteed an annual bonus of $10,000 per year.

CAR ALLOWANCE. We will provide you with a car allowance up to $15,000/year, all
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or any part of which you may apply to leased car payments and related insurance and vehicle operating expenses, or alternatively you may receive this amount as an annual cash payment (paid monthly) to be used as you desire.

STOCK OPTIONS. Effective your first day of employment, or at the first board
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meeting after your first day of employment, the company intends to grant you
60,000 options of Brooks common shares. These shares will vest over a four year period in equal amounts, commencing with 25%, or 15,000 shares vesting one year from your date of grant. In the event Brooks merges with, or is acquired by, another firm, and such merger or sale results in either your loss of position or a material change in your responsibilities, all of your shares will vest immediately. While this option offer is subject to board approval and the finalizing of our plan for the next round of options, these are the terms I anticipate the board will approve.


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BASIC BENEFITS. You will be eligible for Brooks standard benefit package
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including medical, dental, STD, LTD, AD&D and life insurance coverage.  You will be covered by our Key Man life insurance policy, which in general terms, provides coverage of 200% of your annual salary. Also, effective 6 months after your first day of employment, you will be eligible to participate in the company's 401(k) plan to which the company will add 50% of your contribution up to the first 3% of your own contribution. Additionally, you will be eligible to participate in the Employee Stock Purchase Plan affording you a 15% discount, effective January 1, 1999.

VACATION AND TIME OFF. You will be subject to our regular paid time off plan
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which allows a total of 15 days paid absence for vacation, sick leave and personal days. This paid time off accrues at the rate of 10 hours per month commencing with your first day of employment. Additionally, for this year, we will pay you for time off during our planned down time the week of Thanksgiving and for the approximately ten days you will be taking off in December.

TERMINATION COMPENSATION. In the event that your employment is terminated for
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reasons other than cause, upon termination you will receive one year of your then current base salary, or a minimum of $250,000. Additionally during this one year period, you will continue to receive the basic employee benefits described above. For the purposes of this paragraph, the following acts or omissions by you shall constitute "cause": (i) deliberate dishonesty significantly detrimental to the best interests of the Company; (ii) conduct of the Employee involving any immoral acts which could impair the reputation of the Employee or the Company; (iii) willful disloyalty to the Company, repeated refusal or failure of the Employee to obey the lawful directions of the Board of Directors or officers of the Company, or substantial or continuing inattention to or neglect of duties and responsibilities assigned to the Employee.

SIGNING BONUS. As a general inducement for you to come to Brooks, I am pleased
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to offer you a signing bonus of $40,000, payable within two weeks of your first date of employment.

ACCEPTANCE OF THIS OFFER. If all of this is acceptable to you, I would
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appreciate your acknowledging your acceptance of this offer and its terms, by countersigning and returning either the original, or a copy of this letter. This offer is conditional upon the company's receiving your acceptance letter by October 28, 1998 and your commencing employment on or before November 20, 1998.

Ellen, I am delighted we have reached an agreement and am looking forward with great enthusiasm to your joining us later next month.


Sincerely,                                  Agreed:


/s/ Robert J. Therrien                      /s/ Ellen B. Richstone
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Robert J. Therrien                          Ellen B. Richstone
President and Chief Executive Officer       Date: 10-24-98